Exhibit 99.1

P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono
Vice President, Investor Relations
412 787-6795

— NEWS RELEASE —

CALGON CARBON SELECTED AS HIGHEST AND BEST BIDDER FOR WATERLINK

SPECIALTY PRODUCT ASSETS

PITTSBURGH, PA – February 2, 2004 – Calgon Carbon Corporation (NYSE: CCC) announced today that Waterlink, Inc. and its affiliated companies have approved Calgon Carbon’s bid as the highest and best for Waterlink Specialty Products, which is comprised of the operating units that make up Waterlink, Inc.’s former Specialty Products Division. Calgon Carbon’s bid, which was made at an auction held in Cleveland on January 30, 2004, is in the amount of $35.2 million, plus the assumption of certain liabilities. The assets to be acquired include the operating assets of Waterlink, Inc.’s U.S.-based subsidiary, Barnebey Sutcliffe Corporation, and the stock of Waterlink (UK) Limited, a holding company that owns the stock of Waterlink, Inc.’s operating subsidiaries in the United Kingdom. The sale is subject to approval by the United States Bankruptcy Court for the District of Delaware, where the Chapter 11 cases of Waterlink, Inc. and certain of its subsidiaries are pending. The Bankruptcy Court will hold a hearing on the sale on Tuesday, February 3, 2004.

Known as Barnebey Sutcliffe in the U.S. and Sutcliffe Speakman in the U.K, Waterlink Specialty Products is a leading provider of products, equipment, systems, and services related to activated carbon and its uses for water and air purification, solvent recovery, odor control, and chemical processing. Waterlink Specialty Products employs 250 employees at 12 locations in the U.S. and the U.K. For fiscal year 2003, Waterlink Specialty Products’ sales were $66.9 million.

Commenting on the announcement, John Stanik, Calgon Carbon’s president and chief executive officer, said, “The acquisition of Waterlink Specialty Products represents major progress in our strategic initiative to strengthen our carbon and service business.”

“We have great respect for Waterlink’s capability and look forward to combining the strengths of both companies. The acquisition will enhance our capability in carbon reactivation and impregnation, and in on-site services. Waterlink Specialty Products’ position as a major distributor of coconut-based carbon products will support our goal of achieving leadership in that $145-million market.”

“Waterlink is also a major supplier of carbon-based equipment and systems for treating water and air, including filters and panels for indoor air purification and systems for odor control. They have been a long-time leader in the design and fabrication of solvent recovery systems which, when combined with our Vara division, will establish Calgon Carbon as the leader in that market.”

Mr. Stanik added, “Barnebey Sutcliffe and Sutcliffe Speakman have a long-standing reputation in the activated carbon industry for quality products and services. They will bring both growth and added value to our carbon and service business which will enable us to better serve customers in the air and water treatment markets.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,000 people at 14 operating facilities and 11 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Contact: Gail Gerono, vice president, investor relations, 412 787-6795.